EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2018 First Quarter Financial Results

Highlights:

  Revenue for the first quarter increased 3.3%, or $2.7 million, compared to the same quarter of 2017.
  Environmental Services revenue increased 8.0%, or $4.3 million, compared to the first quarter of 2017.

ELGIN, Ill., May 02, 2018 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the first quarter which ended March 24, 2018.

First Quarter Review

Revenues for the first quarter of 2018 were $83.1 million compared to $80.5 million for the same quarter of 2017, an increase of 3.3%.

Operating margin decreased to 14.3% compared to 19.7% in the first quarter of 2017 as both of our reporting segments experienced higher costs in certain areas. Our first quarter SG&A expense as a percentage of revenue decreased to 14.2% compared to 16.4% for the first quarter of 2017, mainly due to lower legal fees and lower expense for incentive compensation.

Net loss attributable to common shareholders for the first quarter was $(0.1) million compared to net income attributable to common shareholders of $4.8 million in the year earlier quarter. Earnings for the first quarter of 2017 were favorably impacted by a gain from an arbitration award of approximately $5.5 million on a pre-tax basis. Basic loss per share was $(0.01) in the first quarter of fiscal 2018 compared to basic earnings per share of $0.21 in the first quarter of fiscal 2017. Earnings per share for the first quarter of 2017 was favorably impacted by $0.16 due to the aforementioned arbitration award.

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, vacuum services, antifreeze recycling, and field services. Environmental Services revenue was $57.5 million during the quarter compared to $53.2 million during the first quarter of fiscal 2017, as the Company saw growth in all of our service lines during the quarter. Environmental Services operating margin dropped to 23.1% compared to 28.1% in 2017. The decline in operating margin was primarily due to higher disposal and transportation costs during the quarter.  As expected we also experienced higher costs due to the addition of sales and service resources to fuel continuing revenue growth in our business.

President and CEO Brian Recatto commented, "While we are pleased with our continued strong revenue growth in this segment, we were impacted by a spike in disposal and transportation costs during the first quarter. During the quarter we were forced to utilize secondary disposal outlets for a material portion of our containerized waste material due to an outage at one of our main third-party disposal sites which led to higher costs. Our main third-party disposal outlet has now returned to normal operations. Transportation costs in our vacuum business which utilizes railcars to move waste to the proper disposal outlet were negatively impacted by the challenges we faced in rail logistics due to the unplanned downtime experienced at our re-refinery during the first quarter.  However, we are confident the steps we've taken early in the second quarter will allow us to reduce these costs relative to our revenue and give us the opportunity to restore our operating margins back to the level we experienced during the second half of fiscal 2017."

Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities. During the first quarter of fiscal 2018, Oil Business revenues decreased 5.8% to $25.7 million compared to $27.2 million in the first quarter of fiscal 2017. The revenue decrease was due to unplanned downtime at our re-refinery and significantly lower charges to customers for our used oil collection services. Oil Business segment operating margin was (5.4%) in the first quarter of 2018 compared to 3.4% in the first quarter of fiscal 2017.  The negative operating margin for the quarter was due to poor leveraging of our fixed costs as well as higher maintenance and transportation costs caused by the unplanned downtime at the re-refinery. Higher costs for used oil feedstock as well as site closure costs also contributed to lower operating margin during the first quarter.

Recatto commented, "As we alluded to earlier this year, the unplanned downtime at the re-refinery during the first quarter limited our ability to produce and sell product as well as led to higher operating costs. The extended unplanned downtime caused a back-up in our logistics network which affected all aspects of this segment. The back-up of our logistics impeded our ability to offload railcars at our re-refinery, as well as our ability to offload our service vehicles due to lack of empty vessels. Looking forward, our re-refinery has been fully operational since before the beginning of the second quarter and we are currently enjoying our highest base oil pricing since 2014."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to successfully integrate businesses that we acquire; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil processing facilities including other re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 1, 2018 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily to small and mid-sized customers in the vehicle maintenance sector as well as manufacturers and other industrial businesses.  Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection, recycling and product sales, and field services.  These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens.  Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small-to-medium sized manufacturers, such as metal product fabricators and printers, and other industrial businesses. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program we recycle spent antifreeze and produce a full line of virgin-quality antifreeze products.  Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 87 branches serving over 90,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, May 3, 2018 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results.  Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.

CONTACT

Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc. Condensed Consolidated Balance Sheets (In Thousands, Except Share and Par Value Amounts) (Unaudited)

	March 24, 2018	December 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$37,557	$41,889
Accounts receivable - net	46,883	45,491
Inventory - net	25,394	21,639
Other current assets	5,122	5,895
Total Current Assets	114,956	114,914
Property, plant and equipment - net	128,504	128,119
Equipment at customers - net	23,473	23,312
Software and intangible assets - net	16,005	16,732
Goodwill	31,580	31,580
Total Assets	$314,518	$314,657

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$27,849	$25,568
Contract liabilities - net	237	—
Accrued salaries, wages, and benefits	4,535	6,386
Taxes payable	5,898	5,787
Other current liabilities	2,562	2,690
Total Current Liabilities	41,081	40,431
Long-term debt	28,814	28,744
Deferred income taxes	9,170	9,556
Total Liabilities	$79,065	$78,731

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,010,733 and 22,891,674 shares issued and outstanding at March 24, 2018 and December 30, 2017, respectively	$230	$229
Additional paid-in capital	193,536	193,640
Retained earnings	40,971	41,359
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	234,737	235,228
Noncontrolling interest	716	698
Total Equity	$235,453	$235,926
Total Liabilities and Stockholders' Equity	$314,518	$314,657

Heritage-Crystal Clean, Inc. Condensed Consolidated Statements of Income (In Thousands, Except per Share Amounts) (Unaudited)

	First Quarter Ended,
	March 24, 2018	March 25, 2017

Revenues
Product revenues	$29,010	$26,980
Service revenues	54,137	53,473
Total revenues	$83,147	$80,453

Operating expenses
Operating costs	$68,386	$61,290
Selling, general, and administrative expenses	11,022	12,341
Depreciation and amortization	3,643	4,132
Other expense (income) - net	389	(5,006)
Operating (loss) income	(293)	7,696
Interest expense – net	245	87
(Loss) income before income taxes	(538)	7,609
(Benefit from) provision for income taxes	(436)	2,792
Net (loss) income	(102)	4,817
Income attributable to noncontrolling interest	18	53
Net (loss) income attributable to Heritage-Crystal Clean, Inc. common stockholders	$(120)	$4,764

Net (loss) income per share: basic	$(0.01)	$0.21
Net (loss) income per share: diluted	$(0.01)	$0.21

Number of weighted average shares outstanding: basic	22,962	22,353
Number of weighted average shares outstanding: diluted	22,962	22,892

Heritage-Crystal Clean, Inc. Reconciliation of Operating Segment Information (Unaudited)

First Quarter Ended,
March 24, 2018

(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated
Revenues
Product revenues	$6,444	$22,566	$—	$29,010
Service revenues	51,032	3,105	—	54,137
Total revenues	$57,476	$25,671	$—	$83,147
Operating expenses
Operating costs	42,725	25,661	—	68,386
Operating depreciation and amortization	1,490	1,389	—	2,879
Profit (loss) before corporate selling, general, and administrative expenses	$13,261	$(1,379)	$—	$11,882
Selling, general, and administrative expenses			11,022	11,022
Depreciation and amortization from SG&A			764	764
Total selling, general, and administrative expenses			$11,786	$11,786
Other expense - net			389	389
Operating (loss)				(293)
Interest expense – net			245	245
(Loss) before income taxes				$(538)

First Quarter Ended,
March 25, 2017

(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated
Revenues
Product revenues	$5,724	$21,256	$—	$26,980
Service revenues	47,492	5,981	—	53,473
Total revenues	$53,216	$27,237	$—	$80,453
Operating expenses
Operating costs	36,520	24,770	—	61,290
Operating depreciation and amortization	1,746	1,535	—	3,281
Profit before corporate selling, general, and administrative expenses	$14,950	$932	$—	$15,882
Selling, general, and administrative expenses			12,341	12,341
Depreciation and amortization from SG&A			851	851
Total selling, general, and administrative expenses			$13,192	$13,192
Other (income) - net			(5,006)	(5,006)
Operating income				7,696
Interest expense – net			87	87
Income before income taxes				$7,609

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	First Quarter Ended,

(thousands)	March 24, 2018	March 25, 2017
Net (loss) income	$(102)	$4,817

Interest expense - net	245	87

(Benefit from) provision for income taxes	(436)	2,792

Depreciation and amortization	3,643	4,132

EBITDA (a)	$3,350	$11,828

Legal Fees (b)	—	784

Non-cash compensation (c)	828	667

Gain from Arbitration award(d)	—	(5,135)

Adjusted EBITDA(e)	$4,178	$8,144

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b) Legal fees incurred to resolve routine and non-routine matters stemming from the acquisition of FCC Environmental and International Petroleum Corp.

(c) Non-cash compensation expenses which are recorded in SG&A

(d) Gain from partial award for claims made in our arbitration related to our acquisition of FCC Environmental and International Petroleum Corp. in 2014.

(e) We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.